Exhibit 99.2

CONSENT TO PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

UNITED FINANCIAL BANCORP, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Proxy Statement/Prospectus constituting part of United Financial Bancorp, Inc.’s Registration Statement on Form S-4 as a person to become a director of United Financial Bancorp, Inc.

Paula A. Aiello

Dated: August 7, 2009